UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE CHINA FUND, INC.
(Name of Registrant as Specified in Its Charter)

CITY OF LONDON INVESTMENT GROUP PLC CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED BARRY M. OLLIFF JULIAN REID RICHARD A. SILVER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

City of London Investment Management Company Limited, together with the other participants named therein, has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees and certain business proposals at the upcoming 2018 annual meeting of stockholders of The China Fund, Inc., a Maryland corporation.

Please contact Saratoga Proxy Consulting LLC, which is assisting us, if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials. Saratoga can be reached toll-free at (888) 368-0379.

Item 1: On May 4, 2018, City of London issued the following letter to stockholders:

In the Matter of: The China Fund, Inc.

PLEASE VOTE THE ENCLOSED BLUE PROXY CARD TODAY

May 4, 2018

Dear Fellow China Fund Stockholder:

I am writing on behalf of City of London Investment Management Company Limited, which represents clients who are the beneficial owners of approximately 27.6% of the outstanding shares of common stock of The China Fund, Inc. (NYSE: CHN). In connection with China Fund’s 2018 annual meeting of stockholders currently scheduled for May 23, 2018, we are seeking your support on the enclosed BLUE proxy card (i) to elect two independent director nominees who will work to maximize the value of each stockholder’s investment, and (ii) to terminate the investment advisory and management agreements with China Fund’s current investment advisor.

We began writing to you regarding the 2018 annual meeting back when it was scheduled for March 27, 2018, and like you have been frustrated by China Fund’s postponement of the meeting to April 26, 2018, and further postponement of the meeting to May 23, 2018. Now, China Fund has stated that it will hold the vote regarding directors on May 23, 2018. What about the termination proposal? Is the Board still playing games with your fundamental right to vote?

Institutional Shareholder Services Inc. (ISS), a leading independent proxy advisory firm, has recommended that China Fund stockholders vote on City of London’s BLUE proxy card (i) to elect both of City of London’s experienced and highly qualified nominees, Julian Reid and Richard A. Silver, to China Fund’s Board of Directors and (ii) for the termination of China Fund’s investment advisor. We urge our fellow China Fund stockholders to follow those recommendations and vote their shares on the enclosed BLUE proxy card.

City of London Believes the Board has Breached their Fiduciary Duties by Preventing Valid Votes of Stockholders from being Counted.

•	The Board has postponed China Fund’s 2018 annual meeting of stockholders twice, just days before the scheduled meeting dates, publicly stated they may postpone the meeting again, and now say they will hold the vote on directors without mentioning the proposal to terminate China Fund’s investment advisor. Why else was the meeting postponed except to prevent Joe Rogers and Richard Shore from losing their seats on the Board and preventing stockholders from exercising their statutory right to terminate the Investment Management Agreement?
•	We believe the Board has continued to not act in stockholders’ best interests, but to preserve Joe Rogers’ position as Chairman of the Board. Under Joe Rogers’ leadership, China Fund has a lagging record of disappointing performance and questionable Board decisions. It is time for new leadership.

•	It is imperative that the Board permit the votes on BOTH the election of directors and the termination of China Fund’s investment advisor to occur on May 23, 2018. If the City of London nominees are elected, Joe Rogers and Richard Shore should be replaced on the Board in accordance with the stockholder vote.

China Fund has Engaged in a Pattern of Wasting Stockholder Assets in an Unprecedented Manner with Litigation in Two Courts Designed to Block the Stockholder Vote. The Board is using fund assets for litigation expenses – these are your assets that they are spending to block your vote.

Wasteful Litigation in Federal Court in New York

•	After the first annual meeting postponement, the Board filed a lawsuit against City of London, China Fund’s largest stockholder, in the United States District Court for the Southern District of New York (SDNY Court) in an apparent attempt to obstruct stockholders’ rights and to further entrench themselves.
•	The SDNY Court denied in full China Fund’s motion for a temporary restraining order, expedited discovery and preliminary injunction, finding China Fund’s claims challenging City of London’s proxy materials to be without merit.
•	China Fund then moved, in the appellate court, for an expedited review, which was denied. Despite this denial, China Fund prepared and filed an additional 57-page brief with the appellate court.
•	Despite two denials, China Fund submitted an “Emergency Motion” for reconsideration of the denial of the expedited review, which was denied. How much will stockholders be forced to pay for this ongoing frivolous litigation?

Wasteful Actions in Maryland State Court

•	To assure the votes are counted, after the March postponement we filed a Verified Complaint in the Circuit Court of Baltimore County, Maryland, bringing claims against China Fund and the members of the Board, with the goal of requiring the annual meeting to be held April 26, 2018. We should not have had to file this action–the Fund should have proceeded with the annual meeting as planned.

•	The Board’s response was to amend China Fund’s bylaws in an attempt to retroactively permit its improper actions, and to delay the annual meeting for the second time, immediately prior to the Maryland court hearing in April. This was another action that caused further wasteful legal costs and expenses for China Fund stockholders.
•	China Fund has announced that it will hold the vote for the election of directors on May 23, 2018. While this long overdue election would be welcome, we continue to be concerned that (i) China Fund Board will find another pretext for delay, (ii) if the City of London nominees are elected the Board will take some action to prevent the replacement of Joe Rogers and Richard Shore on the Board, and (iii) the Board will continue to prevent the counting of the stockholder vote on the termination of the investment manager.

We are Concerned the Board’s Actions are Intended to Protect the Incumbents and the Status Quo, Not to Benefit Stockholders.

•	We have proposed two new Directors who have closed-end fund (CEF) experience, are fully independent and have committed to acting in the best interests of all stockholders.
o	The stockholders’ right to elect directors is guaranteed by the Investment Company Act of 1940, a federal statute—in whose interest is the Board acting with its continued wasteful litigation and meeting postponements?
•	We have proposed to terminate the investment management contract because the manager, Allianz, has performed poorly over the long-term.
o	The proposal to terminate the Investment Manager is submitted, and must be voted on at the annual meeting, pursuant to the federal proxy rules—why is the Board blocking the vote?

•	The Board’s ongoing posturing, multiple annual meeting postponements, entrenchment actions and never-ending litigation are extremely expensive and a waste of China Fund assets. These costs are reducing China Fund’s NAV, with costs increasing on a daily basis as a result of the Board’s actions, and gradually will erode the share price of China Fund. We believe these continued actions by the Board to block the stockholders’ right to vote are undermining the quality and competitive position of China Fund in the marketplace to the detriment of the stockholders, the true owners of China Fund.

It is Time for Stockholders to Finally Vote on May 23, 2018 on the Election of Directors and to Terminate the Investment Manager.

•	No More Delays
•	No More Litigation
•	No More Wasting of China Fund Assets

City of London is using all its efforts to compel China Fund to finally hold its annual meeting and count your votes! Stockholders are the true owners of China Fund, and we have the right to seek to improve our investment. You are being punished via the Board’s endless litigation and legal fees seeking to prevent a stockholder vote. We question how many hundreds of thousands of dollars have been spent by the Board on legal fees and other expenses to prevent the stockholders’ vote from being counted.

We continue to seek your support on the enclosed BLUE proxy card (i) to elect two independent director nominees who will work to maximize the value of each stockholder’s investment, and (ii) to terminate the investment advisory and management agreements with China Fund’s current investment advisor. Your vote is crucial.

We encourage all China Fund stockholders to vote their shares on the BLUE proxy card. If stockholders have already voted China Fund’s white proxy card, they can still vote the BLUE card. Every vote counts. China Fund stockholders have an opportunity to effect meaningful change by rejecting the China Fund Board’s affront to stockholder rights.

If you have any questions or need assistance with voting your BLUE proxy card, or need additional copies of our proxy materials, please contact our proxy solicitor, Saratoga Proxy Consulting LLC at (212) 257-1311 or toll-free at (888) 368-0379.

We thank you in advance for your support.

Regards,

Barry M. Olliff
Chief Executive Officer and Chief
Investment Officer

Item 2: On May 4, 2018, City of London issued the following material to stockholders:

CITY OF LONDON
Investment Management Company Limited

Attention:
The China Fund
Stockholders

GO VOTE